EXHIBIT 10.11
FIRST AMENDMENT TO
BIG LOTS
EXECUTIVE BENEFIT PLAN

WHEREAS, Big Lots, Inc. (“Company”) maintains that certain Big Lots Executive Benefit Plan (“Plan”) pursuant to which Company agrees to reimburse certain medical, dental and vision expenses incurred and not reimbursed under the Big Lots Associate Benefit Plan by associates eligible to participate in the Plan and who become participants in the Plan, as described therein (“Participants”); and

WHEREAS, the Plan is a self-insured health plan subject to the rules of Section 105(h) of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, Section 409A was added to the Code effective January 1, 2005 and final Treasury Regulations were issued under Section 409A of the Code effective January 1, 2009; and

WHEREAS, Section 409A applies to any plan providing for the deferral of compensation, including self-insured health plans such as the Plan; and

WHEREAS, the Company desires to amend the Plan to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder;

NOW THEREFORE, the Company hereby amends the Plan as follows:

1.            The following paragraph is hereby inserted on page 15 at the end of the “Executive Benefit Plan” section of the Plan and prior to the “Definitions” section of the Plan:

Any eligible health care expenses being reimbursed or provided under this Plan must satisfy the following requirements: (a) the eligible health care expenses that may be reimbursed or provided during any taxable year of a Participant may not affect the costs eligible for reimbursement in any other taxable year, except to the extent that the amount of eligible health care expenses that may be reimbursed in any year is capped, as described in this Plan; (b) reimbursement of any eligible health care expenses incurred by Participant must be made on or before the last day of such Participant’s taxable year following the taxable year in which the eligible health care expense was incurred, and (c) the right to reimbursement or provision of eligible health care expenses may not be liquidated or exchanged for another benefit.

2.             The following paragraph is hereby inserted on page 35 at the end of the Plan.

SECTION 409A OF THE INTERNAL REVENUE CODE

The Plan is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly.  Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant and/or his or her dependent(s) and none of Big Lots, Inc., its affiliates or its Board of Directors shall have any liability with respect to any failure to comply with the requirements of Section 409A.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by a duly authorized officer effective as of November 25, 2008.

Big Lots, Inc.

By: /s/ Charles W. Haubiel II
Print Name: Charles W. Haubiel II